Exhibit 99.2

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
Fax:	804/445-1047

January 16, 2009

For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported year-to-date and fourth quarter net income, earnings per share, and a dividend declaration.

The year 2008 was influenced by economic events not seen since World War II. These events included rapidly declining interest rates, a turbulent mortgage market, and weakening values of corporate investment products. As a result, approximately 25 banks were closed by the FDIC in 2008.

While these negative forces were occurring in the economy, EVB has maintained a strong capital base and our loan portfolio continued to grow. Subsequent to year end, we received $24 million in new capital from the issuance of preferred stock to the Treasury, further enhancing our ability to aid our customers.

For the tumultuous year ended December 31, 2008, net income was $3.1 million or $0.52 per diluted share, a decrease of $5.7 million or 64.9%, compared to $8.8 million, or $1.45 per diluted share for the year ended December 31, 2007. Net interest income decreased $662 thousand or -2.0%. Loan loss provision expense increased $2.8 million or 225.1%. Total noninterest income decreased $3.1 million or 51.4%. This was primarily caused by a $4.9 million impairment in the investment portfolio. Some of this impairment was offset by a pension gain of $1.3 million. Core noninterest income increases were driven by increases in service charges on deposits of 8.7% and debit or credit card fees of 34.5%. Total noninterest expense increased $2.1 million or 8.0% with most of this coming from branch acquisitions in the first quarter, existing branch expansions, increased FDIC expense and other increased operating expenses related to branch acquisitions and expansion.

For the fourth quarter 2008, the Company reported net income of $2.2 million, or $0.38 per diluted share, an increase of $154 thousand or 7.5% compared to $2.1 million, or $0.35 per diluted share, in the fourth quarter of 2007. Net interest income for the fourth quarter of 2008 decreased $704 thousand, or 8.3%, compared to the same period in 2007. In addition, management added $615 thousand to loan loss provision due to economic uncertainties and the potential effect it could have on our loan portfolio. Noninterest income decreased 13.6% with service charges for the quarter down $24 thousand compared to 2007. Noninterest expense increased $512 thousand or 7.5%. Salaries and benefits decreased primarily from elimination of bonus accrual. However, growth in all the other categories was driven by the items mentioned above and increased legal, collection and electronic banking expenses. Tax expense decreased as the company exercised its right to tax benefits in the fourth quarter as a result of the economic assistance bill the President signed in early October. This bill allows businesses to recognize a loss for tax purposes which is different from FASB 107 ‘s normal treatment of such losses.

On a linked quarter basis, net income for the fourth quarter of 2008 increased by $5.3 million to $2.2 million compared to a loss of $3.1 million for the third quarter of 2008. Noninterest expenses increased $319 thousand for the fourth quarter as all categories rose except salaries and benefits and marketing. Part of this increase was caused by cyclical changes from rising contract charges based on annual increases, higher legal cost related to loans and the TARP program, and higher operating costs due to infrastructure changes. Net pretax income was $660 thousand, an increase of $3.4 million from quarter to quarter primarily impacted by the prior quarter securities impairment. On a quarter to quarter basis, net interest income decreased by $589 thousand reflecting the rate cuts during the fourth quarter. On a percentage basis, total interest expense decreased 2.5% while interest income decreased 5.0% as rates plummeted.

Like most of the banking industry, the fourth quarter of 2008 impacted our asset quality. Net charge-offs as a percent of year-to-date average loans outstanding was 0.60% compared to 0.15% for the same quarter in 2007 and 0.06% for the year ended December 31, 2007. Nonperforming assets as a percent of total loans plus OREO was 2.04% at December 31, 2008, compared to 0.40% at December 31, 2007. Nonperforming assets were $16.7 million at the end of December 2008 compared to $2.9 million at the end of 2007. Management recognizes that in this recessionary environment customer repayment capabilities may be stressed and creative approaches need to be taken to help the customer and protect the bank.

Net interest margin for the quarter ended December 31, 2008 was 3.32% compared to 3.98% for the fourth quarter of 2007. Management funded loan growth in 2008 primarily with market deposit growth. With the Federal Reserve lowering the interest rate through much of 2008, our net interest margin decreased as much of the loan portfolio re-prices immediately while deposit cost decreases at a slower rate.

President and CEO Joe A. Shearin stated, “In these unprecedented times, as a community bank we continue to be mindful of customer needs and work with them to bridge gaps where problems related to the economy may hamper their ability to pay as well as provide safe deposit solutions for customers fleeing an uncertain market and seeking a safe harbor for their savings. We continue to increase our loan reserves for potential weakening in credit quality. While Eastern Virginia Bankshares continues to be “well capitalized” by regulatory standards, our acceptance into the Treasury Capital Purchase Plan further strengthens the company and enables us to satisfy the lending needs of our communities. This acceptance by the Treasury reinforces the strength of Eastern Virginia Bankshares, as the Treasury is investing in only the strongest of financial institutions. While the economic forecast for 2009 presents challenges for all financial institutions, we believe that Eastern Virginia Bankshares is being proactive in terms of allocating reserves to the loan portfolio and taking advantage of low-cost capital through the U. S. Treasury’s Capital Purchase Program of the Emergency Economic Stabilization Act of 2008.” I am pleased to announce that the Board of Directors declared a dividend of $0.16 per share payable on February 13, 2009 to stockholders of record as of January 30, 2009.”

For the year ended December 2008, return on average equity was 3.55% compared to 9.76% for the same period in 2007 and return on average assets was 0.31% compared to 0.99% for the twelve months ended December 31, 2007. For the quarter ended December 31, 2008, the Company’s return on average equity (ROE) and return on average assets (ROA) were 11.26% and 0.86%, respectively, compared to 9.11% and 0.90%, respectively for the quarter ended December 31, 2007.

Total assets increased by $123.4 million, or 13.3% compared to one year ago, reaching a record level of $1.05 billion at December 31, 2008. Loans increased by $110.4 million, or 15.6% at year-end 2008 from $708.8 million at year end 2007 to $819.3 million at December 31, 2008. Deposits increased $141.6 million or 21.1% from $671.9 million at December 31, 2007 to $813.5 million at year-end 2008. Average loans of $810.1 million for the fourth quarter of 2008 were up 14.9% compared to $705.1 million in the fourth quarter of 2007. Average deposits of $786.6 million for the quarter ended December 31, 2008 reflect an increase of 16.9% compared to $672.5 million in the same quarter of 2007. For the twelve months ended December 31, 2008, average earning assets were $933 million, up $101.0 million compared to average earning assets at year end 2007 of $832 million.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to: Interest rate fluctuations and our ability to successfully manage that risk

•	Changes in general economic and business conditions
•	Funding cost in an increasingly competitive environment
•	Risk inherent in making loans such as repayment risks and fluctuating collateral values
•	Risk inherent in the investment portfolio comprising approximately 14.9% of the Company’s total assets
•	Competition within and from outside the banking industry
•	Maintaining capital levels adequate to support our growth
•	The ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future
•	Reliance on our management team, including our ability to attract and retain key personnel
•	New products and services in the banking industry
•	Problems with technology utilized by the Company
•	Changing trends in customer profiles
•	Integration of newly acquired branches or businesses, including maintaining cost controls and asset quality
•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information	Three months Ended		Twelve months Ended
(dollars in thousands, except per share data)	December 31,		December 31,
Income Statements	2008	2007	2008	2007
Interest income	$ 14,415	$ 15,091	$ 59,386	$ 58,201
Interest expense	6,643	6,615	26,809	24,962

Net interest income	7,772	8,476	32,577	33,239
Provision for loan losses	1,225	610	4,025	1,238
Net interest income after provision	6,547	7,866	28,552	32,001
Service charges on deposits	989	1,013	3,991	3,671
Other noninterest income	238	257	1,083	1,132
Debit/ credit card fees	291	273	1,135	844
Investment services	94	99	293	447
Recurring noninterest income	1,612	1,642	6,502	6,094
Gain on LLC investments and sale of fixed assets	-	-	(229)	-
Gain on securities available for sales	-	-	44	14
Impairment - securities	(194)	-	(4,933)	-
Actuarial gain - pension curtailment	-	-	1,328	-
Gain (loss) on sale of OREO, fixed assets and LLC	-	-	258	2
Nonrecurring noninterest income (loss)	(194)	-	(3,532)	16
Noninterest income	1,418	1,642	2,970	6,110
Salaries and benefits	3,510	3,655	14,776	14,547
Occupancy and equipment	1,291	1,137	4,734	4,282
Other noninterest expense	2,504	2,001	8,435	7,045
Noninterest expense	7,305	6,793	27,945	25,874
Income tax expense	(1,560)	649	500	3,483

Net income	$ 2,220	$ 2,066	$ 3,077	$ 8,754

Earnings per share: basic	$ 0.38	$ 0.34	$ 0.52	$ 1.45
diluted	$ 0.38	$ 0.34	$ 0.52	$ 1.45

Selected Ratios
Return on average assets	0.86%	0.90%	0.31%	0.99%
Return on average equity	11.26%	9.11%	3.55%	9.76%
Net interest margin	3.32%	3.98%	3.57%	4.06%

Balance Sheets at Period End
Loans, net of unearned interest	$ -	$ -	$ 819,265	$ 708,817
Total assets	-	-	1,050,139	926,711
Deposits	-	-	813,533	671,900
Other borrowings	-	-	148,546	154,480
Shareholders' equity	-	-	80,630	90,769
Book value per share	-	-	13.67	15.30

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$ 810,139	$ 705,101	773,838	681,456
Total assets	1,022,091	913,347	996,408	883,903
Deposits	786,552	672,488	753,719	660,138
Other borrowings	150,531	138,892	148,346	122,731
Shareholders' equity	78,400	89,993	86,578	89,659

Asset Quality at Period End
Allowance for loan losses	$ -	$ -	10,542	7,888
Nonperforming assets	-	-	16,724	2,863
Net charge-offs	1,216	272	1,860	401
Net charge-offs to average loans	0.60%	0.15%	0.24%	0.06%

Loan loss reserve % of total loans	-	-	1.29%	1.11%
Nonperforming assets % of total loans & OREO	-	-	2.04%	0.40%